EXHIBIT 10.20
Aspenwood Capital Investment Banking Division
Green Drake Capital Corp.
17 Battery Place, 11th Floor
New York, NY 10004
(212) 473-2409
(212) 473-2401 telecopy
May 24, 2007
Mr. Jim Krejci
LifeVantage Corporation
6400 South Fiddlers Green Circle
Suite 1970
Greenwood Village, CO 80111
Dear Jim:
     It is Aspenwood Capital’s (the “Placement Agent”) understanding that LifeVantage Corporation (“LFVN”, “you,” or the “Company”) wishes to undertake a private offering of convertible debentures and warrants in an effort to raise a maximum of $3,000,000 for the Company.
     Aspenwood Capital, the investment banking division of Green Drake Capital Corp. (Member NASD/SIPC) (“we” or “Aspenwood”), is pleased to represent LFVN as its financial advisor and placement agent in connection with the Company’s proposed private placement. The terms of the engagement are set forth below. We look forward to working with you.
     1. Offering. The Company hereby engages Aspenwood to act as its financial advisor and placement agent during the Term (as defined below) in connection with the sale of the Company’s Convertible Debentures (the “Convertible Debentures”) in aggregate gross proceeds of $1,500,000 (“Minimum Amount”) and up to $3,000,000 (“Maximum Amount”) with attached warrants (“Warrants”), provided that the Company may elect to sell an additional $500,000 in principal amount if there is sufficient demand (the “Offering”). Such engagement shall be exclusive during the Term (as defined below) and shall be nonexclusive thereafter. The proposed terms and conditions of the Offering are set forth in the Summary of Financing Terms attached hereto as Exhibit A and incorporated herein by reference. The actual terms of the Offering will depend on market conditions, and will be subject to negotiation between the Company, Aspenwood and prospective investors. Aspenwood will conduct the Offering on a “best efforts” basis. In turn, during the Term, the Company agrees not to discuss, solicit, entertain, agree or negotiate with any other third party, placement agent, financial advisor or underwriter with respect to a private or public offering of the Company’s debt or equity securities. Aspenwood shall be authorized to arrange for other broker-dealers to participate in the Offering (“Participating Dealers”) with Aspenwood being responsible for the payment of any agreed upon re-allowance to Participating Dealers out of the Commissions (as defined below) paid to Aspenwood hereunder. This agreement does not constitute an agreement or commitment (express or implied) on the part of the Company to enter into or consummate the proposed Offering, and nothing in this agreement shall prevent the Company from abandoning or otherwise electing not to proceed with the proposed Offering. The Company shall have final authority to make all decisions with respect to the proposed Offering, including the right to determine whether to proceed with such a transaction. This agreement does not create any agency relationship between Company and Aspenwood, and Aspenwood accordingly has no power to enter into any agreement or incur any obligation on behalf of the Company.
     2. Aspenwood Obligations. Aspenwood will provide such financial and placement services in connection with the Offering as are customary and appropriate in transactions of this type and as the Company reasonably requests, including, but not limited to:
•	Assisting the Company in reviewing and evaluating the Information (as defined below) provided by the Company;

•	Assisting the Company in the management of the Offering process as directed by the Company;

•	Providing related financial advisory input with respect to the development of a Private Placement Memorandum on the Company (the “PPM”) and other Uttering materials;

•	Marketing the Offering to potential investors as directed by the Company; and

•	Providing related financial advisory input with respect to valuation and Offering structure.
     The Company hereby warrants and represents to, and covenants with, Aspenwood that there are no existing agreements between the Company or any of its affiliates or subsidiaries and any other investment banking firm, placement agent, financial advisor or other party to raise capital (including additional debt) for the Company, and no other person or entity is entitled to a finder’s fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company or any of its affiliates or subsidiaries.
     3. Compensation; Expenses. Concurrently with the closing of the Offering (“Closing”), the Company shall pay Aspenwood a cash fee (“Commission”) equal to 10% of the gross proceeds received from the sale of securities in the Offering to investors solicited by Aspenwood, including any Officers, Directors and employees of the Company that may participate in the Offering. The Company also agrees to pay to Aspenwood on a quarterly basis, as warrant solicitation agent for transactions involving the exercise of any Warrants, which exercise is solicited by Aspenwood, a warrant solicitation fee of 2% of the aggregate exercise price received during the applicable quarter (“Solicitation Fees”). The Solicitation Fees shall be payable to Aspenwood for any investor Warrants related to this offering or investor warrants from previous financings which may be repriced after me execution of this agreement. Such solicitation fees shall be payable to Aspenwood for any such warrants notwithstanding the termination or expiration of this Agreement. Aspenwood shall have the right to waive all or a portion of its Commission in exchange for additional Agent Warrants (as defined below) in an amount equal to the quotient derived from dividing the Commission waived by the Convertible Debenture Conversion Price.
     In addition, the Company shall issue, at the Closing, to Aspenwood or its designees warrants to purchase shares of the Company’s common stock equal in number to 10% of the shares of the Company’s common stock underlying the Convertible Debentures sold in the Offering (“Agent Warrants”). Each Agent Warrant shall entitle the holder thereof to purchase one share of the Company’s common stock. The Agent Warrants shall not be redeemable by the Company and shall be exercisable at any time after the Closing at a price equal to the Convertible Debenture Conversion Price issued to investors, on a net-issuance or cashless basis. In addition to the exercise price, Aspenwood shall pay a “warrant cost” of $0.001 (one-tenth of a cent) per share to the Company upon issuance of the Agent Warrants. The Company hereby grants the same registration rights to Aspenwood and its designees with respect to the shares of the Company’s common stock underlying the Agent Warrants as are granted to investors with respect to the shares of the Company’s common stock underlying the Convertible Debentures and Warrants issued to investors in the Offering. Except as otherwise set forth in this paragraph, the Agent Warrants shall be in the same form as the Warrants and will expire five years from the date of the Closing of the Offering. The Company agrees that Aspenwood shall be afforded the indemnification protections granted to the investors in the Offering as part of the agreement governing the registration of the securities sold to investors in the Offering, as a third party beneficiary to such provisions.
     The Company shall pay all costs and expenses related to the Offering and/or the performance of the Company’s obligations under this Agreement, including preparation of the offering materials, any memoranda, preparation of related documentation, Company accounting fees, Company legal fees, Company experts’ fees, Company consultants’ fees, escrow fees, filing fees with the SEC and applicable states, any costs and expenses to qualify the securities for sale in any state and any and all Company costs and expenses for investor or road show presentations. The Company agrees to engage legal counsel selected by the Company to qualify the securities for sale in any state, to file Form D and to otherwise assure compliance with the securities laws of any state in connection with this Offering.
     Notwithstanding the foregoing, the Company shall not be responsible for any expenses of Aspenwood and Participating Dealers incurred in connection wife fee Offering, including operating expenses, and other incidental expenses incurred by Aspenwood and Participating Dealers; provided, however, whether or not fee Offering is completed, the Company shall reimburse Aspenwood upon request for its reasonable and documented actual out-of-pocket expenses incurred in connection with this Offering, including but not limited to, its due diligence investigation, attendance at road show and investor presentations, travel costs related to the foregoing and Aspenwood’s costs for its legal counsel fees and disbursements. Aspenwood shall be reimbursed for investor road show presentation expenses and such expenses are due 15 days following receipt of an invoice from Aspenwood. Aspenwood’s road show expenses shall not exceed $10,000. Total expenses of Aspenwood paid by the Company in connection with this Offering shall be in an amount not exceeding $30,000 without the Company’s prior written consent (the “Expense Cap”). Upon execution of this Agreement, Company shall pay Aspenwood a non-refundable deposit of $15,000 to be applied to legal fees related to this offering. Such fees shall be applied toward the Expense Cap.
     Aspenwood shall not be entitled to the payment of Commission, Solicitation Fees or Agent Warrants if Aspenwood shall have abandoned, prematurely terminated or otherwise failed to complete its engagement under this Agreement.
     No fee payable to any other person, whether payable by the Company or any other party, in connection with the Offering shall reduce or otherwise affect any fee payable hereunder.
     Notwithstanding anything contained herein to the contrary, Aspenwood has no power to enter into any agreement in connection with the Offering or any other transaction on behalf of the Company, and the Company has no obligation to engage Aspenwood for other financing transactions or representation apart from the obligations contemplated in this Agreement.
     4. Term. The term of this Agreement shall be six months from the date of delivery by the Company to Aspenwood of a completed Private Placement Memorandum (“Term”); provided, however, that either party may terminate this Agreement by providing five days prior written notice to the other party. The Company’s engagement of Aspenwood shall be exclusive during the Term of this Agreement Upon termination, Aspenwood shall be entitled to collect all Commissions and Warrants earned and all reasonable and documented out-of-pocket expenses incurred through the date of termination, subject to the Expense Cap. If this Offering is not consummated during the Term hereof for any reason other than the willful misconduct or gross negligence of Aspenwood, and during fee twelve months following termination or expiration of this Agreement, the Company completes an offering of its securities, the Company shall pay Aspenwood upon such closing the Commissions and Warrants set forth in Section 3 above for any securities sold by Company to any person which Aspenwood introduced to the Company or directly contacted regarding this Offering (“Protected Investors”). Aspenwood shall provide in writing to fee Company, within five business days following termination or expiration of this Agreement, a proposed list of Protected Investors, which list shall become binding unless the Company objects to such list within five business days following its receipt of such list. Any dispute involving the list of Protected Investors shall be resolved in accordance with Section 11.L hereof. Further, in the case of a merger, acquisition, joint venture or other strategic transaction with a Protected Investor during the Term hereof or the twelve months following the termination or expiration of this Agreement, the cash fee payable to Aspenwood will be equal to 2% of the aggregate consideration received by the Company’s equity holders in the transaction. Notwithstanding anything contained herein to the contrary, the provisions of Sections 3, 4, 7, 8 and 11 shall survive the termination or expiration of this Agreement and the Closing of the Offering.
     5. Representations, Warranties and Covenants by Company. The Company agrees that, in connection with the Offering, the Company shall enter into subscription, registration rights and other customary agreements, and that the Company’s counsel shall supply an opinion letter on the transaction addressed to Aspenwood and the investors, all of which will be in form and substance reasonably acceptable to Aspenwood and the investors. The Company further agrees that Aspenwood may rely upon, and is a third party beneficiary of, the representations and warranties, indemnities and applicable covenants, set forth in any agreements with investors in the Offering. The Company acknowledges and agrees that any advice given by Aspenwood to the Company is solely for benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without Aspenwood’s prior written consent. The Company represents and warrants to Aspenwood that the Company has not engaged in any public or private offering of securities or taken or failed to take any action that would cause the Offering not to qualify for an exemption from registration under the Securities Act of 1933, as amended (“Securities Act”). Further, the Company agrees not to engage in any general solicitation or general advertising with respect to the Offering or take any action which might jeopardize the availability of any exemption under the Securities Act.
     6. Diligence; Information. The Company shall furnish Aspenwood with all financial and other information reasonably required by Aspenwood in connection with this Agreement and shall be responsible for the accuracy of the offering materials, any memoranda and related documentation used in connection with the Offering, including but not limited to a PPM (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Company also agrees to use commercially reasonable efforts to make available to Aspenwood such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Aspenwood may reasonably request upon reasonable prior notice to the Company. The Company will promptly advise Aspenwood of any material changes in the Company’s business or finances. The Company represents and warrants that the Information included in the PPM and other Offering materials is and shall be complete and true in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements thereof not misleading in any material respect in light of the circumstances under which such statements are made. The Company further represents and warrants that any financial guidance provided to Aspenwood by the Company will have been prepared in good faith and will be based upon assumptions that, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that: (i) in rendering its services hereunder, Aspenwood will be using and relying on the Information and information available from generally recognized public sources, (ii) Aspenwood does not assume responsibility for the accuracy of the Information or such other information, and (iii) Aspenwood will not make any investigation, verification or appraisal of the Information or any assets or liabilities owned or controlled by the Company or its market competitors.
     7. Right of First Refusal. In the event that the Closing of the Offering occurs during the Term, the Company hereby grants Aspenwood a right of first refusal, during the one year period following the Closing (the “Right of First Refusal Period”), to act as the managing underwriter or exclusive placement agent for any proposed public or private sale exclusively for capital raising purposes of equity securities or securities convertible into equity securities (excluding sales to employees, sales in connection with a merger or acquisition, sales in connection with a strategic transaction and the like) of the Company, any subsidiary or successor of the Company. If Aspenwood fails to accept in writing any such proposal for such public or private sale of securities within 10 days after receipt of a written notice from the Company containing such proposal, then Aspenwood shall have no claim or right with respect to any such public or private sale contained in any such notice. If, thereafter, such proposal is modified in any material respect during the Right of First Refusal Period, the Company shall adopt the same procedure as with respect to the original proposed public or private sale. Except for Aspenwood’s right to be re-offered a proposal that changes in its material terms during the Right of First Refusal Period, once Aspenwood fails to accept a proposal and the Company engages another person on the terms of the rejected proposal, Aspenwood shall have no further rights under this Section 7.
     8. After Market Support Services. Upon the Closing of the Offering, the Company shall engage a firm or firms to provide investor relations and after market support services to the Company for a period of one year following the Closing under such terms and conditions as mutually agreed to by the Company, Aspenwood and such firm or firms.
     9. Indemnification; Contribution.
     A. The Company agrees to indemnify and hold harmless Aspenwood, Green Drake Capital Corp. (“Green Drake”), the Participating Dealers and their respective affiliates, and their respective officers, directors, shareholders, members, partners, employees, agents, consultants, advisors and affiliates and control persons of any of the above (each an “Aspenwood Indemnified Person” and collectively, the “Aspenwood Indemnified Persons”) from and against all actions (including, but not limited to, any legal or administrative action, suit, proceeding, investigation or inquiry, regardless of legal theory or the allegations made in connection therewith), claims, liabilities, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees, disbursements and court costs, and costs of any investigation or preparation) arising from a third party claim in connection with, arising out of or based upon: (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company in connection with the Offering, (ii) the breach of any warranty, representation or covenant by the Company under this Agreement, (iii) any Information, whether written or verbal, referred to herein or provided to Aspenwood, investors or others, (iv) any filings made by or on behalf of any party with any government agency in connection with the Offering, or (v) actions taken or omitted to be taken by an Aspenwood Indemnified Person with the prior consent of or in conformity with the actions or omissions of the Company, in each case except to the extent that such claim, loss, damage, liability, cost or expense arises from the negligence, intentional misconduct or securities law violation of an Aspenwood Indemnified Person, and the Company will pay promptly such amounts as they are incurred by the Aspenwood Indemnified Person.
     B. Aspenwood and Green Drake (together with the Company, each an “Indemnifying Person”) agrees to indemnify and hold harmless the Company and its affiliates, officers, directors, shareholders, employees, agents, consultants, advisors and affiliates and control persons (each a “Company Indemnified Person” and collectively, the “Company Indemnified Persons” and together with the Aspenwood Indemnified Persons, the “Indemnified Person(s), as applicable) from and against all actions (including, but not limited to, any legal or administrative action, suit, proceeding, investigation or inquiry, regardless of legal theory or the allegations made in connection therewith), claims, liabilities, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees, disbursements and court costs, and costs of any investigation or preparation) arising from a third party claim in connection with, arising out of or based upon Aspenwood’s negligence, intentional misconduct or violation of applicable federal or state securities laws.

     C. If for any reason the foregoing indemnification is determined to be unavailable to any Indemnified Person or insufficient to fully indemnify any such person, then the Indemnifying Person shall contribute to the amount paid or payable by such person as a result of any such loss, claim, damage, liability, cost or expense, in such proportion as is appropriate to reflect not only the relationship between Aspenwood’s fee on the one hand and the aggregate value of the Offering on the other hand, but also the relative fault of the Indemnified Person, as well as other relevant equitable considerations.
     D. The Indemnifying Persons’ indemnification obligations under this section are conditioned upon receipt of prompt notification in writing by an Indemnified Person of any complaint or the assertion or institution of any claim with respect to which indemnification is being sought hereunder, but failure to so notify an Indemnifying Person will not in any event relieve it from any other obligation or liability it may otherwise have to any Indemnified Person under this Agreement. If an Indemnifying Person so elects or is requested by such Indemnified Person, it will assume the defense of such claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing, (ii) the Indemnifying Person has failed to assume such defense and to employ counsel, or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Person and the position of such Indemnified Person. In any claim in which the Indemnifying Person assumes the defense, the Indemnified Person shall have the right to participate in such defense and to retain its own counsel therefor at its own expense.
     E. Each Indemnifying Person agrees that it will not settle, compromise or discharge any suit, claim, litigation, threatened litigation or threatened claim arising out of, based upon, or in any way related to this Agreement or the Offering that involves an Indemnified Person, unless the Indemnifying Person has obtained a written agreement, approved by the Indemnified Person (which shall not be unreasonably withheld) and executed by each party to such proposed settlement, compromise or discharge, releasing each Indemnified Person from any and all liability.
     F. The Indemnifying Persons’ indemnity, contribution and reimbursement obligations under this Section 9 shall be in addition, and shall in no way limit or otherwise adversely affect any rights that an Indemnified Person may have at law or in equity, and shall be binding upon, and inure to the benefit of and be enforceable by the heirs, personal representatives, successors and assigns of each Indemnified Person. The provisions of this Section 9 shall continue to apply and shall remain in full force and effect regardless of any modification, termination, or expiration of this Agreement, the completion of Aspenwood’s services hereunder or the Closing of the Offering.
     10. Conditions to Closing. The closing of the Offering shall be subject to the following:
     A. Subscriptions for the Offering shall be received in an escrow account established by the
Placement Agent and must meet the Minimum Amount.
     B. The Company’s Board of Directors shall provide written documentation of its approval of the Offering.
     C. The Placement Agent shall complete its due diligence investigation to its satisfaction, including but not limited to a background check of the current officers and directors of LifeVantage Corporation, the cost of which shall be the responsibility of the Company subject to the Expense Cap.

     D. The Company shall be current with all of its filings under the Securities Exchange Act of 1934, as amended (“Exchange Act”).
     E. Certain officers and directors shall deliver lock-up agreements as reasonably requested by the Placement Agent and Investors. Lock-up agreements will be for a period of six months from the effective date of the resale registration statement of the securities underlying the Convertible Debentures and the Warrants.
     F. Assuming a closing of the Maximum Amount, Company shall agree to implement an investor relations and aftermarket support program with an investor relations firm or firms mutually acceptable to the Company and Aspenwood with a minimum budget of $100,000 (payable in cash, equity or any combination thereof) over a twelve month period.
     G. The Company anticipates that it will use the Offering proceeds for marketing, science and operating capital.
11. Miscellaneous
     A. Before the Company releases any information referring to Aspenwood’s role as the Company’s financial advisor under this Agreement or uses Aspenwood’s name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to Aspenwood for comments, and shall not release any information relating thereto without the prior written consent of Aspenwood. Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law. Except as required by law, Aspenwood shall not make any announcement regarding this Agreement or its relationship with the Company without the Company’s prior written consent. Aspenwood agrees that it will not disclose to any other person or entity any non-public information provided by the Company or otherwise received by Aspenwood in connection with this Agreement, except as required by law or as directed by the Company. Upon the expiration or termination of this Agreement, Aspenwood will return all copies of any written non-public information provided to it by the Company or otherwise received by Aspenwood in connection with this Agreement.
     B. Following the Term, nothing in this Agreement shall be construed to limit the ability of Aspenwood or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company; provided that Aspenwood complies with the confidentiality obligations set forth in this Agreement. Aspenwood’s engagement under this Agreement following the Term shall not be exclusive. Accordingly, subject to Aspenwood’s right to compensation under Section 3, nothing contained in this Agreement shall prevent the Company from engaging any other advisor at any time following the Term in connection with any of the matters referred to in this Agreement.
     C. The Company agrees that, following the consummation of the Offering, Aspenwood shall have the right to place advertisements in financial and other newspapers and journals, describing its services to the Company hereunder, provided that Aspenwood will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.
     D. The Company represents and warrants that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of any transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates or conflicts with any law, regulation, contract or order binding the Company.

     E. The terms, provision and conditions of this Agreement are solely for the benefit of the Company and Aspenwood and the other Indemnified Persons and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement. This Agreement may not be assigned by either party without prior written consent of the other party.
     F. This Agreement contains the entire understanding and agreement between the parties hereto with respect to Aspenwood’s engagement hereunder, and all prior writings and discussions are hereby merged into this Agreement. This Agreement supersedes and replaces any and all prior agreements to which Aspenwood and the Company are parries regarding the subject hereof.
     G. The parties hereby agree to hold confidential the terms and conditions of this Agreement. The parties each hereby consent to the granting of an injunction against it by any court ofompetent jurisdiction to enjoin it from violating the foregoing confidentiality provisions. The parties each hereby agree that it will not have an adequate remedy at law in the event of a breach of the confidentiality provisions contained herein, and it will suffer irreparable damage and injury as a result of any such breach.
     H. No provision of this Agreement may be waived or amended except in a writing signed by both parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.
     I. Each party represents and warrants that it will comply with all applicable securities and other laws, rules and regulations relating hereto and that it shall not circumvent or frustrate the intent of this Agreement.
     J. This Agreement may be executed by facsimile or electronic signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart. In the event this Agreement is executed in more than one language, the English language version of this Agreement shall be controlling in all cases.
     K. This Agreement shall be governed by and constructed under the laws of the State of Colorado, U.S.A without regard to such state’s conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by parties hereto.
     L. All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within 20 business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Denver, Colorado, U.S.A. in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys’ fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information, except to the extent public disclosure of such information is required by applicable securities laws or regulations.
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     If the forgoing correctly sets forth the entire understanding and agreement between the Company and Aspenwood, please so indicate by executing this Agreement as indicated below and returning an executed copy to Aspenwood, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

Very truly yours, Green Drake Capital Corp. For Aspenwood Capital, its Investment Banking Division
By:	/s/ Barry E. Silbert
Barry E. Silbert, Chief Executive Officer

ACCEPTED AND AGREED TO: LifeVantage Corporation
By:	/s/ James J. Krejci
James J. Krejci, Chief Executive Officer

Date: 6/1/07

EXHIBIT A
LifeVantage Corporation
Summary of Financing Terms

Securities:	Three-Year 8% Convertible Debenture (“Convertible Debentures”) with detachable Warrants to purchase common stock of the Company (“Common Stock”).

Amount:	Gross proceeds from the sale of the Convertible Debentures in this offering (“Offering”) of $1,500,000 minimum (the “Minimum Amount”) and up to $3,000,000 maximum (the “Maximum Amount”), provided that the Company may elect to sell up to an additional $500,000 in its discretion.

Investors:	The Convertible Debentures will only be offered and sold to accredited investors in the United States and persons who are not “U.S. persons” as defined in Regulation S under the Securities Act of 1933, as amended (“Securities Act”). The securities under this Offering will be sold pursuant to certain exemptions from registration under the Securities Act including the exemptions afforded by Regulation D and Regulation S promulgated under the Securities Act.

Closing Date:	The first closing, for an amount at least equal to the Minimum Amount, will be held immediately after satisfaction of all conditions of closing and the receipt of subscription agreements for the Minimum Amount. Additional closings may be held following the first closing up to the Maximum Amount.

Maturity Date:	Three years from the Closing Date (“Maturity Date”). Upon the Maturity Date, all principal and interest shall be paid in full or converted into Common Stock of the Company at the Conversion Price in the discretion of the Company.

Interest:	Interest shall be paid (in stock or cash at the option of the Company) on the Convertible Debentures quarterly at the rate of 8% per annum until the Maturity Date.

Conversion:	The Investors may elect to convert the Convertible Debentures into Common Stock of the Company (the “Conversion Shares”) at the Conversion Price at any time following the Closing Date.

Conversion Price:	The Conversion Price shall be $0.20 (based on a $4,423,607 fully diluted pre-money valuation and 22,118,034 shares of common stock outstanding).

Mandatory Redemption:	If during the term of the Convertible Debentures, (i) the Company fails to remain subject to the reporting requirement under the Exchange Act for a period of at least 45 days, (ii) the Company fails to materially comply with the reporting requirements under the Exchange Act for a period of 45 days, (iii) the Company’s Common Stock is no longer quoted on the OTCBB or listed or quoted on a securities exchange, or (iv) a Change of Control is consummated, the Company will be required to redeem the Convertible Debentures in an amount equal to 150% of Face Amount of the Convertible Debenture. “Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of related transactions by the Company in which more than 50% of the voting power of the Company is disposed of (other than as a direct result of the issuance of securities by the Company in a capital raising transaction); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting equity of the Company (other than the issuance of securities by the Company in a capital raising transaction); or (e) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations thereunder).

Warrants:	100% total Warrant Coverage based on the number of shares issuable upon conversion of the Convertible Debentures at the initial Conversion Price. Warrant Coverage shall be comprised of two warrants with each warrant representing 50% of the Warrant Coverage. The exercise price of the first Warrant shall be equal to 150% of the Conversion Price (“Exercise Price”)- The exercise price of the second Warrant shall be equal to equal to 200% of the Conversion Price (“Exercise Price”). The Warrants shall have a five-year term and may be exercised at any time following the issuance thereof. The Exercise Price applicable to any unexercised Warrants shall be subject to standard adjustments for stock splits and other customary changes in capital structure. The Warrants may be exercised on a cashless basis during such time, beginning one year after the Closing Date, that the Company fails to have a current prospectus available for immediate resale of the Conversion Shares and the Common Stock underlying the Warrants. Subject to 30 business days’ prior notice to the holders of the Warrants, and provided an effective registration statement is in effect covering the Common Stock underlying the Warrants, all, but not less than all, of the Warrants will be callable by the Company at $0.01 per share at any time after the closing price of the Company’s Common Stock exceeds 250% of the Conversion Price for any 20 consecutive trading days and average daily volume during the same period exceeds 150,000 shares per day.

Registration Rights:	The Company will prepare and file a registration statement on Form SB-2 or such other form as may be required or available (the “Registration Statement”) covering 100% of the Conversion Shares and the shares of Common Stock underlying the Warrants and Agent Warrants for resale (the “Underlying Securities”) within 45 days of the final closing of the Offering (“Closing”). The Company will use its best efforts to have the Registration Statement declared effective by the SEC within 210 days of the final Closing. In the event that the Registration Statement is not filed within 45 days after the Closing or declared effective prior to 210 days after the Closing, or if at any time after the effectiveness, the Registration Statement is suspended (except during such periods as the Company has filed a post-effective amendment and is awaiting SEC clearance of same), the holders will be entitled to receive additional shares of Common Stock equal to 1.0% of the Stated Value of their Convertible Debentures for each 30 day period following the applicable filing and registration deadlines until such filing or effectiveness is achieved or resumed, subject to a maximum of nine months. No other shares of Common Stock of the Company may be included on such Registration Statement (other than the shares of Common Stock underlying the Agent Warrants). The Company shall pay all costs of registration.

Conditions to Closing:	The closing of the Offering shall be subject to subscriptions for the Minimum Amount being received in an escrow account established by the Placement Agent. There may be more than one closing. Each closing of the Offering shall be subject to satisfaction of the following conditions, among others: (i) the approval of the Offering by the Company’s board of directors; (ii) the satisfactory completion of due diligence by the Placement Agent; (iii) the Company is current with all of its filings under the Exchange Act; (iv) the delivery of certain lock-up agreements from the executive officers and directors of the Company holding more than 1% of the outstanding securities of the Company as reasonably requested by the Placement Agent and Investors, for a period of six months from the effective date of the resale registration statement of the securities underlying the Convertible Debentures and the Warrants; and (v) the company agreeing to implement an investor relations and aftermarket support program with an investor relations firm or firms mutually acceptable to Aspenwood and Company with a budget of at least $100,000 (payable in cash or equity) over a twelve month period.

Sufficient Authorized Shares:	At ail times throughout the life of the Convertible Debentures and the Warrants, the Company shall have sufficient amount of authorized and unissued common stock available in order to satisfy full conversion of the Convertible Debentures and Warrants. In case such amount of Common Stock is reasonably considered potentially insufficient, the Company shall call and hold a special proxy meeting to increase the number of authorized common stock. Management of the Company shall recommend to shareholders to vote in favor of increasing the number of authorized common stock. Management shall also vote all of its shares in favor of increasing the number of common shares authorized.

Protective Provisions:	The Convertible Debentures shall include a provision which states that for so long as the Convertible Debentures are outstanding the Company shall not declare or pay any cash dividends.